Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Auxilium Pharmaceuticals, Inc.:

We consent to the use of our report dated April 15, 2005, with respect to the consolidated statements of operations, redeemable convertible preferred stock, stockholders’ equity (deficit) and comprehensive loss, and cash flows of Auxilium Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 10, 2007